UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 9, 2015

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27488 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

1801 Augustine Cut-Off
Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On January 9, 2015, Incyte Corporation and a wholly-owned subsidiary thereof (collectively, the “Company”) entered into a License, Development and Commercialization Agreement (the “Collaboration Agreement”) with Agenus Inc. and its wholly-owned subsidiary, 4-Antibody AG (together, “Agenus”).  Under the Collaboration Agreement, the parties have agreed to collaborate on the discovery of novel immuno-therapeutics using Agenus’ proprietary Retrocyte Display™ antibody discovery platform.

Under the terms of the Collaboration Agreement, the Company received exclusive worldwide development and commercialization rights to four checkpoint modulators directed against GITR, OX40, LAG-3 and TIM-3. In addition to the initial four program targets, the Company and Agenus have the option to jointly nominate and pursue additional targets within the framework of the collaboration.  These targets may be designated profit-share programs, where all costs and profits are shared equally by the Company and Agenus, or royalty-bearing programs, where the Company will be responsible for all costs associated with discovery, preclinical activities, clinical development and commercialization activities. The programs relating to GITR and OX40 are profit-share programs and the programs relating to LAG-3 and TIM-3 are royalty-bearing programs.  All costs related to the collaboration are subject to a joint research plan.  The Company has agreed to pay Agenus upfront non-refundable payments totaling $25 million.  For each royalty-bearing product, Agenus will be eligible to receive up to $155 million in future contingent development, regulatory and commercialization milestones as well as tiered royalties on global net sales ranging from mid-single to low-double digit rates.  For each profit-share product, Agenus will be eligible to receive up to $20 million in future contingent development milestones.  Additionally, Agenus retains co-promotion participation rights in the United States on any profit-share product.  For each royalty-bearing product, Agenus has reserved the right to elect to co-fund 30% of development costs for a commensurate increase in royalties.  The Collaboration Agreement may be terminated by the Company for convenience and may also be terminated under certain other circumstances, including material breach, as set forth in the Collaboration Agreement.  Under the Collaboration Agreement, the Company has agreed to certain standstill provisions that allow the Company to acquire up to 15% of Agenus Inc.’s outstanding voting stock, including shares acquired pursuant to the Stock Purchase Agreement described below, solely for investment purposes.

In addition, the Company entered into a Stock Purchase Agreement with Agenus Inc. (the “Stock Purchase Agreement” and, together with the Collaboration Agreement, the “Agreements”), pursuant to which the Company agreed to purchase approximately 7.76 million shares of Agenus Inc. common stock (the “Shares”) for an aggregate purchase price of $35 million in cash, or approximately $4.51 per share.  The Company will own approximately 11% of the outstanding shares of Agenus Inc. common stock after such purchase.  Under the Stock Purchase Agreement, the Company has agreed not to dispose of any of the Shares for a period of 12 months and Agenus Inc. has agreed to certain registration rights with respect to the Shares.  Closing under the Stock Purchase Agreement is subject to customary conditions, as well as continued effectiveness of the Collaboration Agreement and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

The effectiveness of the Collaboration Agreement is conditioned on the expiration of the waiting period under the HSR Act.

A copy of the press release dated January 9, 2015 relating to the Agreements is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                        Press release issued by Incyte Corporation and Agenus Inc. dated January 9, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 9, 2015

INCYTE CORPORATION

By:	/s/ Eric H. Siegel
Eric H. Siegel
Executive Vice President and
General Counsel